Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-110731 on Form S-8 and Registration Statement No. 333-200543 on Form S-3 of our reports dated February 27, 2015, relating to the consolidated financial statements and financial statement schedules of South Jersey Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of South Jersey Industries, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 27, 2015